                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement

[   ] Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2))

[ X ] Definitive Proxy Statement

[   ] Definitive Additional
      Materials

[   ] Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12

                            AUREAL SEMICONDUCTOR INC.
                (Name of Registrant as Specified In Its Charter)

                            AUREAL SEMICONDUCTOR INC.
                              4245 TECHNOLOGY DRIVE
                            FREMONT, CALIFORNIA 94538
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ X ]  No fee required.

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)     Title of each class of securities to which transaction applies:

               ----------------------------------------------------------------

        2)     Aggregate number of securities to which transaction applies:

               ----------------------------------------------------------------

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

               ----------------------------------------------------------------

        4)     Proposed maximum aggregate value of transaction:

               ----------------------------------------------------------------

        5)     Total fee paid:

               ----------------------------------------------------------------


[   ]  Fee paid previously with preliminary materials.

[   ]   Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


        1)     Amount Previously Paid:

               ----------------------------------------------------------------

        2)     Form, Schedule or Registration Statement No.:

               ----------------------------------------------------------------

        3)     Filing Party:

               ----------------------------------------------------------------

        4)     Date Filed:

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

                           AUREAL SEMICONDUCTOR INC.
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                   TO BE HELD ON WEDNESDAY, DECEMBER 17, 1997

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Aureal Semiconductor Inc. (the "Company") will be held on Wednesday, December 17, 1997 at 12:30 p.m., Pacific Standard Time, at 4245 Technology Drive, Fremont, California, for the following purpose:

          1. To approve an amendment to the Amended and Restated Certificate of Incorporation of the Company to authorize five million (5,000,000) shares of preferred stock, par value $0.001 per share.

          2. To consider and act upon such other business as may properly come before the Special Meeting or any adjournments thereof.

     Only stockholders of record at the close of business on November 14, 1997 will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

                                          By Order of the Board of Directors

                                          Brendan R. O'Flaherty
                                          Secretary

Fremont, California
November 21, 1997

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE READ THE ENCLOSED PROXY STATEMENT AND SIGN AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY CARD.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
General Information...................................................................    1
  Record Date and Shares Outstanding..................................................    1
  Revocability of Proxies.............................................................    1
  Voting and Solicitation.............................................................    1
  Security Ownership of Certain Beneficial Owners and Management......................    2
Creation of Preferred Stock...........................................................    4
  Preferred Stock.....................................................................    4
  Certain Effects of Adoption of Proposal 1 on Holders of Outstanding Common Stock....    5
  Vote Required and Board of Directors' Recommendation................................    5
Transaction of Other Business.........................................................    6

                           AUREAL SEMICONDUCTOR INC.
                             4245 TECHNOLOGY DRIVE
                           FREMONT, CALIFORNIA 94538
                                 (510) 252-4245

                            ------------------------

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Aureal Semiconductor Inc., a Delaware corporation (the "Company"), of proxies in the accompanying form, relating to the special meeting of stockholders (the "Special Meeting") to be held on Wednesday, December 17, 1997 at 12:30 p.m., Pacific Standard Time, at 4245 Technology Drive, Fremont, California, or any adjournments or postponements thereof. The Proxy Statement and the enclosed proxy are being mailed to stockholders on or about November 21, 1997.

                              GENERAL INFORMATION

RECORD DATE AND SHARES OUTSTANDING


     Only stockholders of record at the close of business on November 14, 1997 are entitled to vote at the Special Meeting. On that date, there were outstanding and entitled to vote 41,838,330 shares of Common Stock, par value $0.001 per share, of the Company (the "Common Stock").


REVOCABILITY OF PROXIES

     Any stockholder giving a proxy for the Special Meeting in the accompanying form may revoke it at any time prior to it being voted, by filing with the Secretary of the Company at the Company's principal executive office, 4245 Technology Drive, Fremont, California 94538, an instrument of revocation or a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person.

VOTING AND SOLICITATION

     Stockholders may vote in person or by proxy. Each share of Common Stock is entitled to one vote on each proposal that comes before the Special Meeting. The Company's Bylaws provide that a majority of all of the shares of stock entitled to vote, whether present in person or represented by proxy shall constitute a quorum for the transaction of business at the meeting. Broker non-votes and shares held by persons abstaining will be counted in determining whether a quorum is present at the Special Meeting.

     If the enclosed proxy is properly executed and returned, the shares of Common Stock represented thereby will be voted at the meeting in accordance with the stockholder's instructions. If no instructions are given with respect to any matter, the proxy will be voted in favor of such matter.

     Solicitation of proxies may be made by directors, officers and other authorized employees of the Company by personal interview, telephone or other means of communication. No additional compensation will be paid for any such services. Costs of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any other information furnished to the stockholders, will be borne by the Company. The Company will, upon request, reimburse the reasonable charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose account they hold shares of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of October 31, 1997: (i) each person who is known by the Company to own beneficially 5% or more of the outstanding shares of Common Stock; (ii) each director and director-nominee of the Company;
(iii) the Chief Executive Officer and by the four other most highly compensated executive officers of the Company as of December 29, 1996 whose salary and bonus for the year ended December 29, 1996 exceeded $100,000; and (iv) all directors and executive officers of the Company as a group.

                                                                   SHARES BENEFICIALLY
                                                                         OWNED(2)
                                                                  ----------------------
                NAME AND ADDRESS OF BENEFICIAL OWNERS(1)            NUMBER       PERCENT
        --------------------------------------------------------  ----------     -------
        The TCW Group, Inc. and its affiliates(3)...............  19,528,822       43.6
          11100 Santa Monica Blvd., Suite 2000
          Los Angeles, California 90025
             D. Richard Masson(4)...............................  21,859,155       48.6
             Thomas K. Smith, Jr.(5)............................  19,528,822       43.6
        DDJ Capital Management, LLC(6)..........................   8,066,806       18.9
          141 Linden Street, Suite 4
          Wellesley, MA 02181
        Appaloosa Management L.P.(7)............................   5,752,097       13.8
          51 JFK Parkway
          Short Hills, NJ 07078
        Kenneth A. Kokinakis(8).................................   1,150,000        2.7
        Richard E. Christopher(10)..............................      50,000          *
        L. William Krause(9)....................................     150,000          *
        Gary M. Catlin(13)......................................     349,845          *
        David J. Domeier(11)....................................     289,679          *
        Michael L. Hunter(12)...................................     293,041          *
        Brendan R. O'Flaherty(14)...............................     293,073          *
        All directors and executive officers
          as a group (13 persons)(15)...........................  27,226,483       54.6

---------------

   * Less than 1%.

 (1) Except as otherwise indicated, the address of each beneficial owner is c/o the Company, 4245 Technology Drive, Fremont, CA 94538.

 (2) This table is based upon information supplied by officers, directors and principal stockholders. Except as otherwise indicated, the Company believes that the persons or entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

 (3) TCW Group, Inc. may be deemed to beneficially own 16,578,822 shares of the Company's Common Stock. In addition, pursuant to warrants issued on August 6, 1997 in conjunction with the purchase of shares of the Company's Common Stock and renegotiation of the Company's Line of Credit, TCW Group, Inc. and its affiliates hold rights to acquire, in the aggregate, an additional 2,950,000 shares of the Company's Common Stock. The total of 19,528,822 represents shares held or acquirable by limited partnerships, trusts and third party separate accounts for which The TCW Group, Inc. and its affiliates (collectively, "TCW") act as general partner, trustee and investment adviser, respectively. TCW may be deemed to beneficially own such shares held by such limited partnerships, trusts and third party accounts; however, TCW expressly disclaims beneficial ownership of these shares. Approximately 9.0 million shares were received by TCW in exchange for debt claims held against the Company pursuant to the Plan of Reorganization.

 (4) Includes 19,528,822 shares held by TCW Special Credits, Trust Company of the West or their affiliates and 2,330,333 shares (2,080,333 owned and 250,000 subject to acquisition pursuant to warrants issued August 6, 1997 in conjunction with the purchase of the Company's Common Stock) for which Oaktree Capital Management, LLC has voting and dispositive powers over such shares as a fiduciary on behalf of a third party separate account of which Mr. Masson may be deemed a beneficial owner to the extent of any indirect pecuniary interest therein. Mr. Masson disclaims beneficial ownership of such shares. Mr. Masson has served as a director of the Company since December 30, 1994 when he was appointed pursuant to the Plan of Reorganization. Mr. Masson has been a Principal of Oaktree Capital Management, LLC since May 1995. Prior to the founding of Oaktree, he was a partner of TCW Special Credits and served as a Managing Director of Trust Company of the West and TCW Asset Management Company ("TAMCO"), wholly-owned subsidiaries of The TCW Group, Inc., in various other capacities since 1988. TCW Special Credits serves as a general partner and investment adviser to certain limited partnerships, trusts, and accounts invested in the securities and debt obligations of financially distressed companies. Oaktree provides investment sub-advisory services to TAMCO on certain funds and accounts managed by TAMCO. TAMCO is the managing general partner of TCW Special Credits.

 (5) To the extent Mr. Smith, as either a Senior Vice President or authorized representative of Trust Company of the West or TCW Asset Management Company participates in the process to vote or dispose of the shares described in footnote (3) above, Mr. Smith may be deemed under certain circumstances for the purpose of Section 13 of the Securities Exchange Act of 1934, as amended, to be the beneficial owner of such shares. Mr. Smith disclaims beneficial ownership of such shares.

 (6) DDJ Capital Management, LLC ("DDJ") may be deemed to beneficially own 7,241,806 shares of the Company's Common Stock. In addition, pursuant to warrants issued on August 6, 1997 in conjunction with the purchase of shares of the Company's Common Stock and expansion of the Company's Line of Credit, DDJ and its affiliates hold rights to acquire, in the aggregate, an additional 825,000 shares of the Company's Common Stock. The total of 8,066,806 represents shares held or acquirable by DDJ and its affiliates. DDJ, through its control of certain affiliates, has sole power to vote and dispose of the 8,066,806 shares of the Company's Common Stock.

 (7) All of the 5,752,097 shares are beneficially owned by Appaloosa Management L.P. ("Appaloosa"). Mr. David A. Tepper, through his control of Appaloosa, may be deemed to beneficially own all of the shares of the Company's stock beneficially owned by Appaloosa. Both Appaloosa and Mr. Tepper have sole voting and dispositive power with respect to the 5,752,097 shares of the Company's Common Stock.

 (8) Includes 1,150,000 shares subject to immediately exercisable options or issuable upon exercise of outstanding stock options exercisable within 60 days of October 31, 1997. Of such shares, 687,500 are not vested and subject to repurchase by the Company.

 (9) Represents 150,000 vested shares subject to immediately exercisable options or issuable upon exercise of outstanding stock options exercisable within 60 days of October 31, 1997.

(10) Includes 30,000 shares subject to immediately exercisable options or issuable upon exercise of outstanding stock options exercisable within 60 days of October 31, 1997. Of such shares, 21,875 are not vested and subject to repurchase by the Company.

(11) Represents 289,679 shares subject to immediately exercisable options or issuable upon exercise of outstanding stock options exercisable within 60 days of October 31, 1997. Of such shares, 95,000 are not vested and subject to repurchase by the Company.

(12) Represents 293,041 shares subject to immediately exercisable options or issuable upon exercise of outstanding stock options exercisable within 60 days of October 31, 1997. Of such shares, 105,000 are not vested and subject to repurchase by the Company.

(13) Represents 348,845 shares subject to immediately exercisable options or issuable upon exercise of outstanding stock options exercisable within 60 days of October 31, 1997. Of such shares, 151,500 are not vested and subject to repurchase by the Company.

(14) Includes 293,073 shares subject to immediately exercisable options or issuable upon exercise of outstanding stock options exercisable within 60 days of October 31, 1997. Of such shares, 105,000 are not vested and subject to repurchase by the Company.

(15) Includes 8,074,300 shares subject to immediately exercisable options or warrants or issuable upon exercise of outstanding stock options exercisable within 60 days of October 31, 1997. Includes 21,859,155 shares which may be deemed beneficially owned by Richard Masson.

                                   PROPOSAL 1

                          CREATION OF PREFERRED STOCK

     At the Special Meeting, the stockholders will be asked to approve an amendment to the Amended and Restated Certificate of Incorporation to authorize five million (5,000,000) shares of preferred stock, par value $.001 ("Preferred Stock"). The text of the proposed amendment to the Amended and Restated Certificate of Incorporation is set forth in Appendix A to this Proxy Statement and should be read in its entirety by stockholders.

PREFERRED STOCK

     The proposed amendment to the Company's Amended and Restated Certificate of Incorporation would vest in the Board of Directors the authority to designate one or more series of Preferred Stock. Such provisions give the Board of Directors the flexibility, at any time or from time to time, without further stockholder approval, to create one or more series of Preferred Stock and to determine the designations, preferences and limitations of each such series, including, but not limited to, (i) the number of shares, (ii) dividend rights,
(iii) voting rights, (iv) conversion privileges, (v) redemption provisions, (vi) sinking fund provisions, (vii) rights upon liquidation, dissolution or winding up of the Company and (viii) other relative rights, preferences and limitations of such series.


     The Board of Directors believes that amending the Amended and Restated Certificate of Incorporation to permit the Board to authorize the issuance of up to five million (5,000,000) shares of Preferred Stock provides the Company with the flexibility to address potential future financing needs by creating a series of Preferred Stock customized to meet the needs of any particular transaction and to market conditions. The Company also could issue Preferred Stock for other corporate purposes, such as to implement joint ventures or to make acquisitions. Although the Company does not have any definite commitments to issue Preferred Stock, the Company is currently negotiating with a placement agent with respect to a proposed sale of approximately $10 million of convertible subordinated debentures (the "Debentures"). As currently contemplated, the Company would issue Debentures convertible into shares of Common or Preferred Stock. The terms of the Debentures, including the interest rate of the Debentures and the price at which the Debentures would convert into Preferred Stock, and the rights, preferences and privileges of the Preferred Stock issued upon conversion of the Debentures, have not been agreed to. The Company would use the net proceeds from the sale of the Debentures for general corporate purposes. Pending such use, the proceeds would be utilized to temporarily pay down the Company's line of credit.


     If any series of Preferred Stock authorized by the Board provides for dividends, such dividends, when and as declared by the Board of Directors out of any funds legally available therefor, may be cumulative and may have a preference over the Common Stock as to the payment of such dividends. In addition, if any series of Preferred Stock authorized by the Board so provides, in the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of each such series of the then outstanding Preferred Stock may be entitled to receive, prior to the distribution of any assets or funds to the holders of Common Stock, a liquidation preference established by the Board of Directors, together with all accumulated and unpaid dividends. Depending upon the consideration paid for Preferred Stock, the liquidation preference of Preferred Stock and other matters, the issuance of Preferred Stock could therefore result in a reduction in the assets available for distribution to the holders of Common Stock in the event of liquidation of the Company. Holders of Common Stock do not have any preemptive rights to acquire Preferred Stock or any other securities of the Company.


     The Company's authorized capital stock currently consists of 100 million shares of Common Stock. As of the record date, 41,838,330 shares of Common Stock were outstanding. The Common Stock carry no preemptive rights. The proposed amendment to authorize Preferred Stock is not designed to deter or to prevent a change in control; however, under certain circumstances, the Company could use the Preferred Stock to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company and thereby to protect the continuity of the Company's management. In addition, the issuance of additional shares of Common Stock or Preferred Stock at below market rates would dilute the value of the outstanding securities of the Company. The Company could also privately place such shares with purchasers who might favor the Board of Directors in opposing a hostile takeover bid, although the Company has no present intention to do so.

CERTAIN EFFECTS OF ADOPTION OF PROPOSAL 1 ON HOLDERS OF OUTSTANDING COMMON STOCK

     While the Board believes that the amendment to the Company's Amended and Restated Certificate of Incorporation contained in Proposal 1 should be adopted for the reasons set forth above, the Board is aware that the amendment could serve as a measure designed to thwart change in control of the Company's management, which is commonly known as an "anti-takeover" measure. The creation of Preferred Stock, as discussed above, can serve as anti-takeover measures.

     The general effect of the authorization and issuance of Preferred Stock, to the extent that dividends may be paid thereon, would be to reduce the amount otherwise available for payment of dividends on the Common Stock currently issued and outstanding, although no dividends have been paid by the Company to date and there is no present intention to do so in the near future. In the event that any additional Common Stock and/or newly issued Preferred Stock having limited voting rights are issued, the voting power of the Common Stock would be diluted. To the extent that a particular series of Preferred Stock is convertible into Common Stock, and/or additional shares of Common Stock may be issued, a dilution of the equity of the outstanding Common Stock could result. Holders of shares of capital stock of the Company have no preemptive rights, and accordingly have no preferential rights to purchase any Common Stock or Preferred Stock in order to maintain their percentage ownership.

     In addition, to the extent that holders of the Preferred Stock receive preferences upon dissolution, liquidation or winding up of the Company, the rights of Common Stock holders to distribution of the Company's assets upon dissolution will be diminished. When considering whether to issue shares of Preferred Stock, the Board of Directors will consider various factors, including the general effect thereof upon the holders of Common Stock. The Board of Directors does not intend to issue any shares of Preferred Stock except on terms which it deems to be in the best interests of the Company and its stockholders.

     The Board has made no determination with respect to the issuance of any shares of Preferred Stock; however, as noted above, the Company is negotiating the terms of a proposed sale of Debentures, which would be convertible into shares of Common or Preferred Stock. The rights, preferences and privileges of the Preferred Stock have yet to be determined.

     Although the proposed amendment to the Amended and Restated Certificate of Incorporation authorizing Preferred Stock is not designed to deter or prevent a change in control, under certain circumstances, the Company could, nevertheless use the Preferred Stock to create impediments or frustrate persons seeking to effect a takeover or otherwise gain control of the Company and thereby protect the continuity of the Company's management. In addition, the issuance of Preferred Stock at below market rates would dilute the value of the Company's then outstanding securities. The Company could also place such shares privately with purchasers who might support the Company's existing Board of Directors in opposing a hostile takeover bid, although the Company has no present intention to do so. Neither management nor the Board is considering the use of Preferred Stock for such purposes. A copy of the proposed amendment to the Amended and Restated Certificate of Incorporation is attached as Appendix A to this Proxy Statement and should be read by stockholders in its entirety.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of the holders of a majority of the outstanding Common Stock entitled to vote is required for approval of the adoption of the proposed amendment to the Amended and Restated Certificate of Incorporation to authorize five million (5,000,000) shares of preferred stock. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will have the same effect as a negative vote on this proposal.

     The Board of Directors believes that the proposed amendment to the Company's Amended and Restated Certificate of Incorporation is in the best interests of the Company and the stockholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AUTHORIZING FIVE MILLION (5,000,000) SHARES OF PREFERRED STOCK.

                         TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the Special Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          Brendan R. O'Flaherty
                                          Secretary

November 21, 1997

                                                                      APPENDIX A

                                  AMENDMENT TO
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

     Aureal Semiconductor Inc., a Delaware corporation (the "Corporation"), hereby certifies:

        1. That the Corporation's Board of Directors has duly adopted the following resolution:

           RESOLVED, that the text of section FOURTH of the Amended and Restated Certificate of Incorporation is hereby amended to read in full as follows:

               FOURTH: The Corporation is authorized to issue a total of one hundred five million (105,000,000) shares of stock in two classes designated respectively "Preferred Stock" and "Common Stock." The total number of shares of Preferred Stock the Corporation shall have authority to issue is five million (5,000,000), par value one-tenth of one cent ($.001) per share, and the total number of shares of Common Stock the Corporation shall have authority to issue is one hundred million (100,000,000), par value one-tenth of one cent ($.001) per share.

          2. That the proposed amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware and that notice of the taking of such action by written consent has been given as provided in Section 228 of the General Corporation Law of the State of Delaware.

     The Corporation has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by President and Chief Executive Officer and attested to by its Secretary this day of November 1997.

                                          AUREAL SEMICONDUCTOR INC.

                                          By:
                                            ------------------------------------
                                                    Kenneth A. Kokinakis
                                               President and Chief Executive

Officer

Attest:

--------------------------------------
   Brendan R. O'Flaherty, Secretary

                            AUREAL SEMICONDUCTOR INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE SPECIAL MEETING OF STOCKHOLDERS
                     TO BE HELD WEDNESDAY, DECEMBER 17, 1997

The undersigned hereby appoints David J. Domeier and Brendan R. O'Flaherty, or either of them, each with full power of substitution, as the proxyholder(s) of the undersigned to represent the undersigned and vote all shares of the Common Stock of Aureal Semiconductor Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the special meeting of stockholders of the Company on Wednesday, December 17, 1997, and at any adjournments or postponements of such meeting, as follows:

1. Approve an amendment to the Amended and Restated Certificate of Incorporation of the Company to authorize 5,000,000 shares of preferred stock, par value $0.001 per share.

        [ ]  FOR          [ ]  AGAINST  [ ]  ABSTAIN

The Board recommends that you vote FOR the above proposal. This proxy, when properly executed, will be voted in the manner directed above. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ABOVE PROPOSAL. This proxy may be revoked by the undersigned at any time, prior to the time it is voted by any of the means described in the accompanying proxy statement.

                               Date and sign exactly as name(s)
                               appear(s) on this proxy. If signing
                               for estates, trusts, corporations or
                               other entities, title or capacity
                               should be stated. If shares are held
                               jointly, each holder should sign.


                               ----------------------------------------------
                                     (Signature(s) of Stockholder(s))



                              ----------------------------------------------
                                     (Signature(s) of Stockholder(s))


                               Date:______________________________, 1997.

                               PLEASE COMPLETE, DATE AND SIGN THIS
                               PROXY AND RETURN IT PROMPTLY IN THE
                               ENCLOSED ENVELOPE.